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                                                                    EXHIBIT 23.3



                  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


         We hereby consent to the use of our name in the Annual Report to Shareholders of Seagull Energy Corporation and Subsidiaries (the "Company") for the year ended December 31, 1993 (the "Annual Report") in Note 4, Supplemental Gas and Oil Producing Activities, of Notes to Consolidated Financial Statements; provided, however, since the Annual Report contains only aggregate reserve information that combines the reserve and discounted present worth estimates prepared by DeGolyer and MacNaughton with the reserve and discounted present worth estimates of other petroleum consultants, in providing our consent we have necessarily relied on a letter dated March 9, 1994, from the Company with respect to the estimates of such other petroleum consultants to verify that the Annual Report correctly reflects our estimates. The Company's Annual Report on Form 10-K for the year ended December 31, 1993 (the "Form 10-K") incorporates by reference the Annual Report. We further consent to the use of our name under the heading "Exploration and Production" of Item 1 in the Form 10-K and the incorporation by reference of the Form 10-K into the Company's registration statements on Form S-8 (Nos. 2-72014, 2-80834, 33-14463, 33-43483, 33-50643 and 33-50645) and on Forms S-8 and S-3 (Nos. 2-93087 and
33-22475).





                                       DeGOLYER AND MacNAUGHTON
                                       PETROLEUM ENGINEERS



Dallas, Texas
March 16, 1994